Exhibit 99.1

Contacts Media: Sue Ann Pentecost +1 919 456 5890 sueann.pentecost@rtp.ppdi.com Analysts/Investors: Luke Heagle +1 910 558 7585 luke.heagle@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD Promotes Fred Eshelman to Executive Chairman;

Ernest Mario Assumes Role of Lead Independent Director;

PPD Names David Grange as New Chief Executive Officer

WILMINGTON, N.C. (May 19, 2009) – PPD, Inc. (Nasdaq: PPDI) today announced that its board of directors has promoted Fredric N. Eshelman, vice chairman and chief executive officer of PPD, to the newly created position of executive chairman of the board of directors. Ernest Mario, Ph.D., who has served as the non-executive chairman of the board of PPD since 1993, has been appointed lead independent director. PPD also announced that Brig. Gen. David L. Grange (retired), a member of PPD’s board of directors since 2003, has been named PPD’s new chief executive officer. Grange will report to Eshelman in his new capacity as executive chairman. These appointments will be effective July 1, 2009.

In his new position, Eshelman will continue to be responsible for providing strategic direction to the company and overseeing the implementation of the company’s strategic and business plans, including the company’s compound partnering business. Working closely with Grange, he will also focus on key initiatives, strategic outsourcing plans and core aspects of the company’s operations.

Grange comes to PPD after a decade of service to the McCormick Foundation, first as executive vice president and chief operating officer, and as president and chief executive officer since 2005. The foundation is a nonprofit organization that conducts grant-making programs and other operations, and is one of the nation’s largest charities, with $1.2 billion in assets. Prior to joining the foundation in 1999, Grange had a 30-year career in the U.S. Army, with his final position as commanding general of the First Infantry Division, known as the Big Red One. During his military career, Grange served as a Ranger, Green Beret, Aviator, Infantryman and a member of Delta Force. While stationed at the Pentagon, Grange served as the deputy director and director of Army Current Operations and Readiness and Mobilization, and was responsible for coordinating military support within the United States in response to natural disasters and for domestic preparedness against acts of terrorism.

Grange attended U.S. Army Infantry, Special Forces, Ranger, HALO, scuba, Air Assault and aviation training, the U.S. Marine Corp Command and General Staff College, the British SAS course, the Delta course and the National War College. He completed his undergraduate studies at Northern Georgia College and earned a master’s degree in public service at Western Kentucky University.

“General Grange brings a great combination of global geographical experience and knowledge, demonstrated leadership from his business and military careers, financial management experience and first-hand knowledge of PPD as a member of our board since 2003,” said Eshelman. “I look forward to working closely with General Grange and his executive management team to chart our course and execute our business plans to drive long-term shareholder value.”

Eshelman continued, “On behalf of the board of directors, I extend our sincere appreciation to Dr. Mario for his outstanding service as our non-executive chairman for the past 16 years. He and I have worked closely together over this period to grow PPD, and I look forward to his continued leadership and counsel as our lead independent director.”

PPD will conduct a live conference call and audio webcast tomorrow, May 20, 2009, at 9 a.m. ET to discuss these matters. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the PPD Web site at http://www.ppdi.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant dial in:	+1 877 644 0692 (U.S./Canada)
+1 973 200 3387 (International)

Conference ID:	10787733

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 38 countries and approximately 10,500 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including expectations and assumptions regarding the above-named individuals and their future contributions and success, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: the ability to attract and retain key personnel; competition within the outsourcing industry; the integration of the above-named individuals into their new roles; success in sales growth; loss of large contracts; increased cancellation rates; project delays; economic conditions and outsourcing trends in the pharmaceutical, biotechnology, medical device, academic and government industry segments; risks associated with acquisitions and investments, such as impairments; risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approval; risks associated with and dependence on collaborative relationships; rapid technological advances that make our products and services less competitive; risks that we may not continue our dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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